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                                                                      EXHIBIT 8


               [LETTERHEAD OF FIDDLER GONZALEZ & RODRIGUEZ, LLP]













                                                          October 12, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         Re:      Doral Financial Corporation
                  Registration Statement on Form S-3 (File Nos. 333-83877 and 333-83877-01)


Dear Sir or Madam:

         Reference is made to the Registration Statement on Form S-3 (File Nos. 333-83877 and 333-83877-01) dated July 27, 1999, as amended by a Pre-Effective Amendment No. 1 dated the date hereof (the "Registration Statement") filed by Doral Financial Corporation, a Puerto Rico corporation (the "Guarantor") and Doral Properties, Inc., a Puerto Rico corporation (the "Borrower"), relating to the undivided interests in a loan and guaranty agreement (the "Loan Agreement") to be entered into by and between Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority ("AFICA"), the Borrower and the Guarantor in connection with the issuance by AFICA of $44,425,000 of its Industrial Revenue Bonds, 1999 Series A (Doral Financial Center Project) (the "Bonds"), which undivided interests (the "Securities") will be registered under the Securities Act of 1933, as amended. The Bonds will be issued pursuant to a trust agreement (the "Trust Agreement") to be entered into by and between
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AFICA and Citibank, N.A., as trustee (the "Trustee"). The proceeds of the Bonds will be loaned by AFICA to the Borrower pursuant to the Loan Agreement, which will be assigned to the Trustee pursuant to the Trust Agreement.

         We advise you that we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the draft of the Loan Agreement filed as an exhibit to the Registration Statement; (ii) the draft of the Trust Agreement filed as an exhibit to the Registration Statement; and
(iii) such other documents, instruments and certificates of officers and representatives of the Borrower, the Guarantor and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         We have assumed that the Loan Agreement shall have been duly authorized, executed and delivered by the Borrower, the Guarantor and AFICA and that the Trust Agreement shall have been duly authorized, executed and delivered by AFICA and the Trustee, all to be completed timely in the manner presently proposed in the Registration Statement.

         We have also assumed that the Borrower, the Guarantor and the Trustee shall be duly organized, validly existing and in good standing under the laws of their respective jurisdiction, that the Borrower and the Guarantor shall be duly qualified to engage in the activities contemplated by the Loan Agreement, and that the Trustee shall be duly qualified to engage in the activities contemplated by the Trust Agreement. We have also assumed that the Loan Agreement constitutes the legally valid, binding and enforceable obligations of the Borrower and the Guarantor enforceable against the Borrower and the Guarantor in accordance with its terms and that the Trust Agreement constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms.

         All capitalized words and terms used in this opinion letter and not otherwise defined herein will have the meanings ascribed to them in the Trust Agreement.

         Based upon the foregoing, and upon the taking of the actions described above, it is our opinion that:

         1. The Bonds, and the transfer of the Bonds, including any gain derived upon the sale of the Bonds, are exempt from Puerto Rico income tax pursuant to Article 8(b) of the Act.

         2. Interest on the Bonds is (i) excluded from the gross income of the recipient thereof for Puerto Rico income tax purposes pursuant to Section 1022(b)(4)(B) of the Puerto Rico Internal Revenue Code of 1986, as amended (the "PR-Code"); (ii) exempt from Puerto Rico income tax and alternative minimum tax pursuant to Section

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                  1022(b)(4)(B) of the PR-Code, Article 8(b) of the Act, and
                  Section 3 of the Puerto Rican Federal Relations Act (the "PRFRA"); and (iii) exempt from Puerto Rico municipal license tax pursuant to Section 9(25) of the Puerto Rico Municipal License Tax Act of 1974, as amended, and Section 3 of the PRFRA.

         3. The Bonds are exempt from Puerto Rico personal property tax pursuant to Section 3.11 of the Puerto Rico Municipal Property Tax Act of 1991, as amended, and Section 3 of the PRFRA.

         4. The Bonds are exempt from Puerto Rico (i) gift tax with respect to donors who are residents of Puerto Rico at the time the gift is made and (ii) estate tax with respect to estates of decedents who are residents of Puerto Rico at the time of death, excluding in each case United States citizens who acquired their United States citizenship other than by reason of birth or residence in Puerto Rico.

         5. The Bonds will be considered an obligation of an instrumentality of Puerto Rico for purposes of (i) the non-recognition of gain rules of Section 1112(f)(2)(A) of the PR Code applicable to certain involuntary conversions and
                  (ii) the exemption from the surtax imposed by Section 1102 of the PR Code available to corporations and partnerships that have a certain percentage of their net income invested in obligations of instrumentalities of Puerto Rico and certain other investments.

         6. Interest on the Bonds constitutes "industrial development income" under Section 2(j) of the Puerto Rico Industrial Incentives Act of 1963, the Puerto Rico Industrial Incentives Act of 1978, the Puerto Rico Tax Incentives Act of 1987, and the Puerto Rico Tax Incentives Act of 1998, as amended (collectively, the "Acts"), when received by a holder of a grant of tax exemption issued under any of the Acts that acquired the Bonds with "eligible funds," as such term is defined in the Acts.

         7. Assuming that the Borrower complies with the source of income representations, warranties and covenants contained in the Loan Agreement, then:

                  (A) Interest received or accrued on the Bonds is excludable from gross income pursuant to Section 933(1) of the Code if the holder of the Bonds is an individual who is a bona fide resident of Puerto Rico during the entire taxable year in which the interest is received or accrued.

                  (B) Interest received or accrued on the Bonds is not subject to United States federal income tax if the holder of the Bonds is a corporation organized under the laws of Puerto Rico or any foreign country and such interest is not effectively connected with the conduct of a trade or business in the United States by such corporation.

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         8.       Interest on the Bonds is not excluded from the gross income of the recipient thereof for United States federal income tax purposes under Section 103(a) of the Code.

         United States taxpayers, other than individuals who are bona fide residents of Puerto Rico during the entire taxable year, will be subject to United States federal income tax on gain realized upon the sale or exchange of the Bonds. Pursuant to Notice 89-40, 1989-1 CB 681, gain on the sale of the Bonds (not including original issue discount accruing under the Code as of the date of such sale or exchange) by an individual who is a bona fide resident of Puerto Rico for purposes of Section 865(g)(1) of the Code will constitute income from sources within Puerto Rico and will qualify for the exclusion provided in Section 933(1) of the Code, provided that the Bonds do not constitute inventory property in such individual's hands.

         Ownership of the Bonds may result in having a portion of the interest expense allocable to interest on the Bonds disallowed for purposes of computing the regular tax and the alternative minimum tax for Puerto Rico income tax purposes.

         This opinion is limited to the above, and we express no other opinion regarding Puerto Rico or United States tax consequences arising from ownership or disposition of the Bonds.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the inclusion of the form of this firm's opinion as Appendix A to the official statement and prospectus included in the Registration Statement. We further consent to the reference made to us under the captions "Summary-Tax Consequences," "Taxation" and "Legal Matters" in the official statement and prospectus.


                                     Very truly yours,

                                     /s/ Fiddler Gonzalez & Rodriguez, LLP